UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 13, 2014

CyberOptics Corporation

(Exact name of registrant as specified in its charter)

Minnesota	(0-16577)	41-1472057
(State or other jurisdiction of incorporation or organization)	Commission File No.	(I.R.S. Employer Identification No.)

5900 Golden Hills Drive Minneapolis, Minnesota		55416
(Address of principal executive offices)		(Zip Code)

(763) 542-5000

(Registrant’s telephone number, including area code))

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On January 14, 2014, LDI Acquisition Corp (“New LDI”), a wholly owned subsidiary of CyberOptics Corporation (the “Company”), entered into an Asset Purchase Agreement (the “Agreement”), to acquire substantially all of the assets of Laser Design, Inc.(“LDI”), a 3D metrology company headquartered in Minneapolis, Minnesota. The Agreement provides for a purchase price of $2,650,000, plus the assumption of certain liabilities, and subject to adjustment for working capital at closing. After the acquisition is completed, New LDI will continue the business of LDI as a wholly owned subsidiary of the Company.

The acquisition of the assets pursuant to the Agreement is subject to a number of conditions, including the approval of LDI shareholders. Subject to those conditions, the Company expects to close on the acquisition during the first quarter of 2014.

A copy of a press release announcing the proposed acquisition is attached as Exhibit 99.1.

Item 2.02.  Results of Operations and Financial Condition

On January 13, 2014, the Company published a press release providing information regarding its results of operations and financial condition for the quarter ended December 31, 2013. A copy of the press release is attached as Exhibit 99.2.

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)  On January 13, 2014, Dr. Subodh Kulkarni accepted the position of Chief Executive Officer and President of the Company, to be effective after the retirement of Kathleen P. Iverson on January 31, 2014. Dr. Kulkarni, who has been Executive Chairman of the Company since September 2013 and a director since 2009, agreed to serve in an interim role as Chief Executive Officer when Ms. Iverson announced her retirement. He has now agreed to a more permanent position as CEO and President.

Dr. Kulkarni has been Chief Executive Officer since January 2013 of Prism Computational Sciences, a developer of software tools for scientific and commercial applications in simulation of hot gases and plasma used in many applications, including the semiconductor industry, but will resign his position effective upon assuming the role as CEO of the Company. He was Chief Technology Officer and Senior Vice President, OEM/Emerging Business, of Imation Corp from 2009 until 2012; was Vice President, Global Commercial Business, R&D and Manufacturing of Imation from 2007 through 2009; and held various other executive management positions with Imation since 2004. Prior to joining Imation, Dr. Kulkarni held various research management positions with 3M Corporation, and prior to that, with IBM.

Dr. Kulkarni will resign his positions with Prism, and his position as Executive Chairman of the Company effective upon his appointment.

In his new role, Dr. Kulkarni will receive a salary of $300,000 per year, options to purchase 80,000 shares of the Company’s common stock, and restricted stock units with respect to 20,000 shares of common stock. Both the options and the restricted stock will vest in increments of 25% of the shares on the first, second, third and fourth anniversaries of the date of grant. Dr. Kulkarni will be entitled to severance equal to his annual salary if he is dismissed without cause, and to twice his annual salary if he is dismissed without cause, or resigns for good reason, within a year after a change in control.

Item 9.01.  Financial Statements and Exhibits

99.1  Press Release dated January 14, 2014

99.2  Press Release dated January 13, 2014

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYBEROPTICS CORPORATION.

By:	/s/ JEFFREY A. BERTELSEN
Jeffrey A. Bertelsen, Chief Financial Officer

Dated:  January 14, 2014